Exhibit 99.1



                                                                GNC Live Well.



           Contact: Patrick Fitzgerald
                    GNC Corporation
                    (412) 402-7455
                    Patrick-Fitzgerald@GNC-HQ.com
                    -----------------------------


     Louis Mancini Resigns as President and Chief Executive Officer of GNC

Pittsburgh PA, December 2, 2004: GNC Corporation (GNC) today announced that its President and Chief Executive Officer, Louis Mancini, announced his resignation in order to pursue personal interests.

Mr. Robert J. DiNicola, who was recently appointed Executive Chairman of the Board, will now assume the position of Executive Chairman of the Board and interim CEO. "We wish to thank Lou for his many contributions during his career at GNC and we wish him well in his future endeavors," said Mr. DiNicola.

A search for a new CEO is being conducted by Bob Kerson at Kerson Partners, a leading executive search firm specializing in the retail industry. The search will include both internal and external candidates. Mr. DiNicola will continue to serve as Executive Chairman of the Board upon completion of the search.

Mr. DiNicola further commented, "In a short period of time we have made great progress towards developing both near and long term plans to help drive the business towards future success. I want to thank everyone in the organization for their dedication, hard work and ongoing support as we move forward into the new year."

GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements. GNC has more than 4,900 retail locations throughout the United States, including more than 1,300 domestic franchise locations, more than 1,000 store-within-a-store locations under its strategic alliance with Rite Aid and more than 800 locations in more than 35 foreign markets including Canada and Mexico.

                                     # # #